Exhibit 4.1

SALE AND PURCHASE AGREEMENT

This Sale and Purchase Agreement (this “Agreement”), dated as of October 19, 2022, is entered into by and among BIMI INTERNATIONAL MEDICAL INC. (“Parent”), CHONGQING GUANZAN TECHNOLOGY CO., LTD. (“Guanzan”), CHONGQING ZHUODA PHARMACEUTICAL CO., LTD. (“Zhuoda”), XIAOLIN LIU (“Liu”), XUSEN HE (“He”), DONG ZHANG (“Zhang”, together with Liu and He, the “Liu Group”), YE ZHANG (“Y Zhang”) and BO WANG (“Wang”, together with Y Zhang, the “Wang Group”). Each of Liu, He Zhang, Y Zhang and Wang may be referred to hereinafter individually as a “Holder” and collectively as the “Holders” or the “Buyer Group”. Each of the parties named above may be referred to hereinafter n as a “Party” and collectively as the “Parties.” Capitalized terms used, but not otherwise defined, herein shall have the meanings set forth in Annex I.

RECITALS

WHEREAS, the Parties are parties to that certain Stock Purchase Agreement dated as of September 10, 2021, as amended by the Amendment No. 1 Stock Purchase Agreement as of December 17, 2021 (the “Original Agreement”), whereby Guanzan purchased all the issued and outstanding shares of capital stock in Zhuoda from the Liu Group, in consideration of an aggregate purchase price of US$11,617,500 (RMB 75,000,000) (the “Original Purchase Price”).

Whereas, 440,000 shares of Parent’s common stock (the “Shares”) valued at RMB 43,560,000, or approximately US$6,600,000, as partial Original Purchase Price, were issued to all members of the Liu Group and all members of the Wang Group, as third-party beneficiaries designated by the Liu Group, on October 8, 2021, when 100% of equity interests in Zhuoda (the “Zhuoda Shares”) were transferred by the Liu Group to Guanzan. The balance of the Original Purchase Price in the amount of US$4,800,000 (RMB 31,680,000) is subject to post-closing adjustments based on the performance of Zhuoda in 2022 and 2023, which has not been paid as of the date of this Agreement.

WHEREAS, due to unsatisfactory performance of Zhuoda in 2022, the Parties agree that Guanzan will sell the Zhuoda Shares back to the Liu Group, in consideration of the return of the Shares to Parent, subject to the terms and conditions set forth herein.

Whereas, in connection with the execution of this Agreement, the Parties wish to terminate the Original Agreement and mutually release each other from any and all claims, obligations and liabilities relating to the Second Payment and the Third Payment (as defined in the Original Agreement) under the Original Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Purchase and sale

Section 1.01 Sale and Purchase. Subject to the terms and conditions set forth herein, at the Closing, Guanzan shall sell to the Liu Group, and the Liu Group shall purchase from the Guanzan, all right, title and interest in and to the Zhuoda Shares, which shares constitute 100% of the outstanding equity interest in Zhouda.

Section 1.02 Purchase Price. The Holders shall return the Shares to Parent at the Closing, as full and complete payment of the aggregate purchase price for the Zhuoda Shares (the “Purchase Price”).

ARTICLE II
CLOSING

Section 2.01 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on such date as the Parties shall mutually agree (the “Closing Date”), which is no later than two business days after the date that all closing conditions set forth in Sections 7.01 and 7.02 have been satisfied or waived, at the offices of Guanzan, or remotely by exchange of documents and signatures (or their electronic counterparts).

Section 2.02 Guanzan’s Closing Deliverables. At the Closing, Guanzan shall deliver to the Liu Group the following:

(a) All agreements, documents, instruments or certificates necessary for changing the official records of all Governmental Bodies of the PRC with appropriate jurisdiction, to reflect that the Liu Group owns, beneficially and on the record, the Zhuoda Shares;

(b) A copy of resolutions of the board of directors of Guanzan authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

(c) A copy of resolutions of the board of directors of Parent authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and

(d) All other agreements, documents, instruments or certificates required to be delivered by Guanzan pursuant to Section 7.01, at or prior to the Closing.

Section 2.03 The Buyer Group’s Deliveries. At the Closing, the Holders shall deliver the following to Guanzan:

(a) A transfer agent instruction duly signed by each Holder in substantially the form as Exhibit A, directing Parent’s transfer agent to transfer the Shares which are maintained in an electronic DRS account by Parent’s transfer agent on behalf of such Holder; and

(b) All other agreements, documents, instruments or certificates required to be delivered by the Holders pursuant to Section 7.02, at or prior to the Closing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF GUANZAN

Section 3.01 Guanzan hereby represents and warrants to the Liu Group that the statements contained in this ARTICLE III are true and correct as of the date hereof:

(a) Authority; Binding Obligation. Guanzan (a) has the requisite power and authority to enter into and perform its obligations under this Agreement; (b) has taken all action necessary to authorize its entry into and performance of its obligations under this Agreement; and (c) has caused its authorized signatory to affix his signature to the signature page of this Agreement. This Agreement constitutes a legal, valid and binding obligation of Guanzan enforceable against Guanzan in accordance with its terms.

(b) No Conflicts; No Consents. The execution, delivery and performance by Guanzan of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with any provision of any Law applicable to Guanzan; or (b) require the consent, notice or other action by any Person under, violate or conflict with, or result in the acceleration of any agreement to which Guanzan is a party. No consent, approval, authorization, permit, order, filing, registration or qualification of or with other third party (other than the Governmental Entities of the PRC with competent jurisdictions) is required to be obtained by Guanzan in connection with the execution and delivery of this Agreement or consummation of the transactions contemplated herein.

(c) Title to Zhuoda Shares. Guanzan is the sole direct and beneficial owner of the Zhuoda Shares, and the Liu Group will receive good and marketable title to the Zhuoda Shares as a consequence of the transactions contemplated hereby.

(d) No Brokers. Guanzan has not employed or retained, or has any liability to, any intermediary, broker, investment banker, agent or finder on account of this Agreement or the transactions contemplated hereby.

ARTICLE IV
Representations and warranties of THE BUYER GROUP

Section 4.01 Each Holder, jointly and severally, represents and warrants to Guanzan that the statements contained in this Article IV are true and correct as of the date hereof.

(a) Title to the Shares. The Shares are solely, directly and beneficially owned by the Holders, free and clear of any and all Liens, except for the restrictions under the Securities Act or applicable state securities laws.

(b) No Conflicts; Consents. The execution, delivery and performance by each Holder of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with any provision of any Law applicable to any Holder; or (b) require the consent, notice or other action by any Person under, violate or conflict with, or result in the acceleration of any agreement to which any Holder is a party. No consent, approval, authorization, permit, order, filing, registration or qualification of or with other third party (other than the Governmental Entities of the PRC with competent jurisdictions) is required to be obtained by any Holder in connection with the execution and delivery of this Agreement or consummation of the transactions contemplated herein.

(c) Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Holder or the Buyer Group.

(d) Legal Proceedings. There are no actions pending or threatened against or by any Holder or the Buyer Group that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(e) Independent Investigation. The Liu Group has conducted its own independent investigation, review and analysis of Zhuoda, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of Zhuoda for such purpose. The Liu Group acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Liu Group has relied solely upon its own investigation; and (b) none of Zhuoda, Guanzan, or any other Person has made any representation or warranty as to Zhuoda or this Agreement, except as expressly set forth herein.

ARTICLE V termination of original agreement

Section 5.01 Termination. The Parties hereby agree that the Original Agreement will terminate effective as of the date of this Agreement and shall be of no further force or effect.

Section 5.02 Release. The Parties further agree that upon the termination of the Original Agreement pursuant to Section 5.01, none of Guanzan, Parent, Zhuoda nor any of their Related Parties will have any debt, obligation or liability to any Holder or the Buyer Group in connection with or resulting from the Second Payment and the Third Payment (as defined in the Original Agreement) under the Original Agreement. Each Party, on behalf of itself and its respective Related Parties, hereby unconditionally and irrevocably releases the other Party and its Related Parties from any and all claims, debts, obligations and liabilities, whether known or unknown, contingent or non-contingent, at law or in equity, in each case arising from, in connection with or resulting from the Second Payment and the Third Payment under the Original Agreement.

ARTICLE VI Covenants

Section 6.01 Further Cooperation. Each Party from time to time at the reasonable request of the other Parties and without further consideration, shall execute and deliver further instruments of transfer and assignment (in addition to those explicitly required by other provisions of this Agreement) and take such other actions as such other Parties may reasonably request to effect and perfect the transactions contemplated herein.

Section 6.02 The Buyer Group’s Release of Guanzan, Parent, Zhuoda and their Related Parties. After the Closing Date, (a) none of Guanzan, Parent, Zhuoda nor any of their Related Parties will have any debt, obligation or liability to any Holder or the Buyer Group, and (b) each Holder on behalf of himself and all of their Related Parties, hereby unconditionally and irrevocably releases and discharges Guanzan, Parent, Zhuoda and all of their Related Parties from any and all claims, debts, obligations and liabilities, whether known or unknown, contingent or non-contingent, at law or in equity, in each case arising from or in connection with Parent’s or Guanzan’s direct and indirect ownership of Zhuoda or resulting from any of its Related Parties having been a director, officer or employee of Zhuoda; provided however, that nothing in this Section 6.2 shall terminate or release Guanzan obligations to the Buyer Group under this Agreement.

Section 6.03 Survival of Claims. The representations, warranties and covenants of the Holders shall survive the closing of the transactions contemplated in this Agreement.

Section 6.04 Indemnification. Each of Guanzan, on one hand, and the Holders (jointly and severally), on the other hand, hereby agrees to indemnify, hold harmless and defend the other, and the other’s Related Parties from and against any and all Damages arising out of: (a) any breach in any representation or warranty made by the Indemnifying Party in this Agreement, or (b) any breach or failure of the Indemnifying Party to perform any covenant or obligation of the Indemnifying Party set out in this Agreement.

ARTICLE VII CLOSING CONDITIONS

Section 7.01 Conditions to Obligations of Buyer Group

The obligations of the Buyer Group under this Agreement are subject to the satisfaction, on or prior to the Closing, of the following conditions, unless waived (to the extent those conditions can be waived) by the Buyer Group:

(a) Accuracy of Representations and Warranties. All representations and warranties made by Guanzan in this Agreement shall be true and correct.

(b) Performance of Obligations. All of the covenants and obligations that Guanzan is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects. Each document required to be delivered pursuant to Section 2.2 will have been delivered, and each of the other covenants and obligations in Section 6 shall have been performed and complied with in all respects.

(c) Authorization. All action necessary to authorize the execution, delivery and performance of this Agreement by Guanzan and the consummation of the transactions contemplated hereby, shall have been duly and validly taken by Guanzan, and Guanzan shall have full power and authority or capacity to enter into this Agreement to which Guanzan is a party and to consummate the transactions contemplated hereby and thereby on the terms provided herein and therein.

(d) Consents and Approvals. Guanzan shall have received duly executed copies of all consents and approvals required for or in connection with the execution and delivery by Guanzan of this Agreement, and the consummation of the transactions contemplated hereby, each in form and substance reasonably satisfactory to the Liu Group. Guanzan shall have received the consent, approval, authorization, permit, order, filing, registration or qualification of or with the Governmental Entities of the PRC with competent jurisdictions in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(e) Actions and Proceedings. No proceeding shall be pending or threatened before any Governmental Entity that may result in the restraint or prohibition of the consummation of the transactions contemplated by this Agreement, and no court of competent jurisdiction shall have issued an injunction with respect to the consummation of the transactions contemplated by this Agreement that shall not be stayed or dissolved at the time of the Closing.

(f) No Claim Regarding the Zhouda Shares. There shall not have been made or threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, or any other voting, equity, or ownership interest in the Zhouda Shares, or (b) is entitled to all or any portion of the Zhouda Shares.

Section 7.02 Conditions to Obligations of Guanzan

The obligations of Guanzan under this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions, unless waived (to the extent those conditions can be waived) by Guanzan.

(a) Accuracy of Representations and Warranties. All representations and warranties made by the Holders in this Agreement shall be true and correct.

(b) Performance of Obligations. All of the covenants and obligations that each Holder is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects. Each document required to be delivered pursuant to Section 2.3 shall have been delivered, and each of the other covenants and obligations in Section 6 shall have been performed and complied with in all respects.

(c) Authorization. All action necessary to authorize the execution, delivery and performance of this Agreement by each Holder and the Buyer Group and consummation of the transactions contemplated hereby and thereby, shall have been duly and validly taken by the Holders, collectively and individually, and each Holder shall have the power to consummate the transactions contemplated hereby and thereby on the terms provided herein and therein.

(d) Consents and Approvals. Each Holder shall have received duly executed copies of all consents and approvals required for or in connection with the execution and delivery by such Holder of this Agreement, and the consummation of the transactions contemplated hereby, each in form and substance reasonably satisfactory to Guanzan. Each Holder shall have received the consent, approval, authorization, permit, order, filing, registration or qualification of or with the Governmental Entities of the PRC with competent jurisdictions in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(e) Actions and Proceedings. No proceeding shall be pending or threatened before any Governmental Entity that may result in the restraint or prohibition of the consummation of the transactions contemplated by this Agreement, and no court of competent jurisdiction shall have issued an injunction with respect to the consummation of the transactions contemplated by this Agreement that shall not be stayed or dissolved at the time of the Closing.

(f) No Claim Regarding the Issued Parent Shares. There shall not have been made or threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, or any other voting, equity, or ownership interest in the Shares, or (b) is entitled to all or any portion of the Shares.

ARTICLE VIII
Miscellaneous

Section 8.01 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, if sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to Guanzan:

Name: CHONGQING GUANZAN TECHNOLOGY CO., LTD

Address: 9th floor, Building 2, Chongqing Corporation Avenue,
Yuzhong District, Chongqing City, PRC

Attention: Mr. XiaoPing Wang

Telephone: (0086)13883563188

Email: 7910595@qq.com

If to the Buyer Group:	Name: Dong Zhang Address: No. 175-2, 2nd Floor, Guoruitianjie, No. 11-13 Beibin Avenue, Third Section, Wanzhou District, Chongqing, PRC Telephone: (0086)19115595533 Email: 209818065@qq.com

Section 8.02 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.03 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement.

Section 8.04 Entire Agreement. This Agreement and the Subordinated Note constitute the entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the statements in the body of this Agreement and the Subordinated Note will control.

Section 8.05 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.06 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof. No single or partial exercise of any right or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 8.07 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction). Any Action arising out of or related to this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in the city of New York and county of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such Action.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (II) EACH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.08 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 8.09 Representation by Counsel. Each Parties has been represented or has had the opportunity to be represented by legal counsel of their own choice.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GUANZAN:

Chongqing Guanzan Technology Co., Ltd.

By:	/s/ Xiaoping Wang
Name:	Xiaoping Wang
Title:	CEO

PARENT:

BIMI INTERNATIONAL MEDICAL INC.

By:	/s/ Tiewei Song
Name:	Tiewei Song
Title:	CEO

THE LIU GROUP:

XIAOLIN LIU

By:	/s/ Xiaolin Liu
Name:	Xiaolin Liu
Address:	14-2, Unit 1, No. 110 Qing Yang Gong, Wanzhou District, Chongqing, PRC

XUSEN HE

By:	/s/ Xusen He
Name:	Xusen He
Address:	27-5, Tower B, Xin Shui An, Fengshou Community, Beibin Road, Wanzhou District, Chongqing, PRC

DONG ZHANG

By:	/s/ Dong Zhang
Name:	Dong Zhang
Address:	27-5, Tower B, Xin Shui An, Fengshou Community, Beibin Road, Wanzhou District, Chongqing, PRC

ZHUODA:

Chongqing zhuoda pharmaceutical co., ltd.

By:	/s/ Xiaolin Liu
Name:	Xiaolin Liu
Title:	Chairman of the Board

The Wang Group:

Ye Zhang

By:	/s/ Ye Zhang
Name:	Ye Zhang
Address:	No. 1 Gao Wang Road, Re Gao Le City, Building No. 15, Wang Hua District, Fu Shun City, Liaoning Province, PRC

Bo Wang

By:	/s/ Bo Wang
Name:	Bo Wang
Address:	No. 1 Gao Wang Road, Re Gao Le City, Building No. 15, Wang Hua District, Fu Shun City, Liaoning Province, PRC

Annex I – Definitions

“Affiliate” means, with respect to any Person (i) a director, officer, stockholder or member of that Person, (ii) a spouse, parent, sibling or descendant of that Person (or spouse, parent, sibling or descendant of any director or officer of that Person), and (iii) any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, that Person.

“Damages” means any losses, costs, damages, liabilities or expenses actually incurred, including, without limitation, reasonable attorneys’ fees or other legal expenses or expert fees.

“Governmental Entity” means any federal, state, municipal, local, or foreign government and any court, self-regulated organization, tribunal, arbitral body, administrative agency, department, board, subdivision, entity, commission or other governmental, quasi-governmental or regulatory authority, reporting agency, whether domestic, foreign or super-national.

“Indemnifying Party” means either Buyer or one or more Sellers when indemnification is sought from such Party pursuant to Section 6.8, and “Indemnified Party” means Buyer, any Seller or any Related Party of Buyer or any Seller when such Person is seeking indemnification from an Indemnifying Party pursuant to Section 6.8.

“Lien” means any mortgage, pledge, lien, encumbrance, claim, charge, security interest, option, warrant, right of first refusal, hypothecation, security agreement or other encumbrance or restriction on the use or transfer of any assets.

“Person” means an individual, partnership, corporation, limited liability company, limited liability partnership, trust, unincorporated association, joint venture or other entity.

“PRC” means the People’s Republic of China, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.

“Related Party” means with respect to a Person, any or its Affiliates, or any of its or its Affiliate’s shareholders, directors, officers, managers, members, partners, trustees, employees, contractors, subcontractors, attorneys, intermediaries, brokers or other agents, or representatives or any heir, personal representative, successor, or assign of any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended.

Exhibit A
Transfer Agent Instructions

Date:

American Stock Transfer & Trust Company, LLC

Attention Darren Larson

6201 15th Avenue

Brooklyn, NY 11219

By email: Darren.Larson@equiniti.com

Re: BIMI International Medical Inc. (“BIMI”)

Dear Mr. Larson:

The undersigned, the record and beneficial owner of _________ shares (the “Subject Shares”) of common stock of BIMI International Medical Inc. (“BIMI”) (AST Account number _______), hereby unconditionally and irrevocably instructs American Stock Transfer & Trust Company, LLC (“AST”), BIMI’s transfer agent, to transfer the Subject Shares to BIMI. The undersigned consents to BIMI’s instructions to AST in substantially the form as Appendix I attached hereto.

The undersigned hereby agrees to indemnify and hold harmless AST, its affiliates, successors and assigns from and against any and all claims, damages, liabilities or losses to which they may be subject as a result of accepting this letter.

Sincerely,

By:

Name:

Appendix I

(BIMI Company Letterhead)

Date

American Stock Transfer & Trust Company, LLC

Attention Darren Larson

6201 15th Avenue

Brooklyn, NY 11219

By email: Darren.Larson@equiniti.com

Re: BIMI International Medical Inc. (“BIMI”)

Dear Mr. Larson:

I am writing to you on behalf our company, of BIMI International Medical Inc. (“BIMI”). We have entered into agreements with certain of our shareholders whereby they have agreed to return to us an aggregate of 440,000 shares of our Common Stock. In your capacity as transfer agent for BIMI, you hereby authorized and instructed to cancel and retire the 440,000 shares as detailed in Schedule I hereto.

BIMI hereby agrees to indemnify and hold harmless American Stock Transfer & Trust Company, LLC, a New York limited liability trust company (“AST”), its affiliates, successors and assigns from and against any and all claims, damages, liabilities or losses to which they may be subject as a result of accepting this letter in connection with cancelation of the 440,000 shares of BIMI currently held in in book-entry positions with AST.

Thank you for your assistance and please let me know if you have any questions.

Sincerely,

Name:	Tiewei Song
Title:	CEO

Schedule I